UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2007

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13582	51-0363307
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
5555 Concord Parkway South, Concord, North Carolina		28027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:         (704) 455-3239

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2007, at the Speedway Motorsports, Inc. (“SMI”) Annual Meeting of Stockholders, the Speedway Motorsports, Inc. Incentive Compensation Plan (the “Incentive Plan”) was approved. A copy of the Incentive Plan is attached as Appendix A to SMI’s 2007 Definitive Proxy Statement on Schedule 14A, filed on March 21, 2007. The Incentive Plan had been approved by the Compensation Committee of SMI’s Board of Directors (the “Compensation Committee”) on February 13, 2007, and by SMI’s Board of Directors on February 14, 2007. Both the Compensation Committee and the Board of Directors recommended the Incentive Plan be submitted for Stockholder approval.

On March 23, 2007, subject to Stockholder approval of the Incentive Plan, the Compensation Committee established objective criteria for the determination of performance-based incentive compensation for 2007 (“2007 Incentive Compensation”) for Messrs. O. Bruton Smith, H.A. Wheeler, and William R. Brooks (the “Executive Officers”. The 2007 Incentive Compensation will be awarded pursuant to the terms of the Incentive Plan.

The specific annual performance goals for the Executive Officers are based upon the achievement of earnings per share levels, as defined by the Compensation Committee. The performance period is calendar year 2007. The 2007 Incentive Compensation, if any, will be paid to each Executive Officer based upon SMI achieving a specified earnings per share. Upon the achievement of the specified earnings per share target, Mr. Smith will be eligible for an Incentive Compensation payment equal to 2.5 times his 2007 base salary, and Messrs. Wheeler and Brooks will be eligible for an Incentive Compensation payment equal to 1.8 times their 2007 base salary. The amount of Incentive Compensation each Executive Officer is eligible to receive will be increased or decreased in proportion to SMI’s actual earnings per share achieved in relation to the target earnings per share established by the Compensation Committee. No 2007 Incentive Compensation payments will be made if the actual earnings per share achieved is less that 80% of the earnings per share target.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

Date: April 24, 2007	By:	/s/ J. Cary Tharrington IV
J. Cary Tharrington IV Vice President and General Counsel